M E D I C U R E I N T E R N A T I O N A L I N C .

July 8, 2005

MEDICURE INTERNATIONAL INC.,
a corporation incorporated under the laws of Barbados,
(hereinafter referred to as "Medicure"),

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CanAm Bioresearch Inc.
a corporation incorporated under the laws of Canada,
(hereinafter referred to as "Research Co").

Re: Amendment to the Development Agreement (the “Agreement”)

This letter, once executed, will constitute an amendment to the Agreement dated June 1, 2000. The wording of Section 3.1 (b) of the Agreement, dated June 1, 2000 and subsequently amended on August 7, 2003 is hereby replaced with the following:

“The aggregate of all Expenditure Limits under all Research Schedules entered into pursuant to this Agreement shall not exceed twenty million dollars ($20,000,000) (the “Aggregate Expenditures”).”

In addition the Expenditure Limit as defined in Schedule B of the Agreement is increased to $20,000,000.

All other terms, covenants and conditions remain in force in accordance with the original agreement as dated January 1, 2000 and subsequent amendment on August 7, 2003.

Upon execution of the agreement, please return one original to our office and retain the other for your files.

MEDICURE INTERNATIONAL INC.		CANAM BIORESEARCH INC.

Per:	/s/ Christopher Towner	Per:	/s/ Marcus Enns
	Name: Christopher Towner		Name: Marcus Enns
	Position: Director		Position: President

MEDICURE INTERNATIONAL INC.
Per:	/s/ Gregory Smith
Name: Gregory Smith
Position: Treasurer